FOR IMMEDIATE RELEASE	CONTACT:	Joe Bartolotta
Eastern Bank
(781) 596-4411

Eastern Bank Corporation completes acquisition of MASSBANK Corp.

BOSTON, Sept. 3, 2008 – Eastern Bank Corporation completed its acquisition of MASSBANK Corp. (NASDAQ: MASB), parent company of Reading-based MASSBANK, creating a $7.0 billion institution serving more than 400,000 consumers and businesses across eastern Massachusetts, Eastern announced today.

The cash transaction valued at approximately $170 million, or $40 per share, has received all necessary state and federal regulatory approvals, as well as the approval of MASSBANK’s shareholders.

The merger increases Eastern’s presence in Middlesex County, where all of MASSBANK’s 15 offices are located. Middlesex is the state’s largest county in terms of square miles and population. It is also home to nearly one out of every four businesses in Massachusetts, according to the U.S. Census Bureau.

In weighing the benefits of a merger, a key consideration was the proximity of MASSBANK’s offices to many successful businesses, said Richard E. Holbrook, Eastern’s chairman and CEO.

“MASSBANK has faithfully served families and individuals living in Middlesex County for more than 125 years,” Mr. Holbrook said. “We’re looking forward to carrying on that tradition, while simultaneously extending our products and services to businesses in the region.”

Over the past several years, Eastern has consistently ranked among the top lenders to small businesses in the Boston Metropolitan Statistical Area, according to data compiled by the Federal Financial Services Institution Council. It offers an array of commercial banking services, including commercial and industrial lending, commercial real estate financing and cash management. It also offers commercial insurance products through its subsidiary, Eastern Insurance. Eastern’s private banking group, which is part of its wealth management division, is adept at meeting the often-complex borrowing and deposit needs of business owners and individuals alike.

Eastern completes acquisition of MASSBANK

“We’re proud to have built one of the most successful community-based banks in Massachusetts,” said Gerard H. Brandi, MASSBANK’s chairman, president and CEO. “By partnering with Eastern, our customers will continue to receive superior service, in addition to the products and services typically found at larger banks, including the latest technology and more ATMs and branches.”

MASSBANK operates 15 branches in Reading, Chelmsford, Dracut, Everett, Lowell, Medford, Melrose, Stoneham, Tewksbury, Westford and Wilmington. Eastern and MASSBANK branches will continue to operate as separate units under Eastern Bank Corporation until later in the fall, when the banks will be merged under the Eastern name. After the merger, Eastern will have close to 90 branch locations and more than 100 ATMs across eastern Massachusetts.

Mr. Holbrook remains chairman and CEO of Eastern Bank, and chairman, president and CEO of Eastern Bank Corporation. Mr. Brandi becomes a vice chairman of Eastern Bank Corporation.

Sandler O’Neill & Partners, L.P. acted as financial advisor to Eastern Bank Corporation and provided a fairness opinion, while Nutter, McClennen & Fish LLP acted as legal counsel. Friedman, Billings, Ramsey & Co., Inc. acted as financial advisor to MASSBANK Corp. and provided a fairness opinion, while Goodwin Procter LLP served as legal counsel.

About Eastern Bank Corporation

Founded in 1818 and based in Boston, Eastern Bank is the largest independent, mutually owned commercial banking franchise in New England. With $7.0 billion in assets and almost 90 branches stretching from Merrimack Valley to Cape Cod, Eastern offers superior service, convenience and a full range of financial products for consumers, businesses, investors, government agencies and not-for-profit organizations. Its subsidiaries include Eastern Insurance and Fantini & Gorga, a real estate advisory firm. For more information, visit www.easternbank.com.

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